EXHIBIT C

           SHAREHOLDERS' VOTING RIGHTS AGREEMENT AND OTHER COVENANTS


Among:


1. Santa Judith Participacoes S.A. (formerly named 312 Participacoes S.A.), a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with head office at Av. Brigadeiro Faria Lima nr. 3729, 7th. floor (part), in the city of Sao Paulo (SP), enrolled in the taxpayers' registry under number 03.970.207/0001-87 ("LH1");

2. Santa Irene Participacoes S.A. (formerly named 323 Participacoes S.A.), a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with head office at Av. Brigadeiro Faria Lima nr. 3729, 7th floor (part), Sao Paulo (SP), enrolled in the taxpayers' registry under number 04.001.357/0001-45 ("LH2");

3. Santa Estela Participacoes S.A. (formerly named 328 Participacoes S.A.), a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with head office at Av. Brigadeiro Faria Lima nr. 3729, 7th floor (part), Sao Paulo (SP), enrolled in the taxpayers' registry under number 04.007.374/0001-90 ("SH"); and

4. Santa Prudencia Participacoes S.A. (formerly named 327 Participacoes S.A.), a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with head office at Av. Brigadeiro Faria Lima nr. 3729, 7th floor (part), in the city of Sao Paulo (SP), enrolled in the taxpayers' registry under number 04.006.973/0001-99 ("TH"), and, as Intervening Parties,

5. Jorge Paulo Lemann, Brazilian citizen, married, economist, residing in Sao Paulo (SP), holder of ID no. 1.566.020-IFP/RJ, enrolled in the CPF/MF under nr. 005.392.877-68 ("JPL");

6. Carlos Alberto da Veiga Sicupira, Brazilian citizen, married, business manager, residing in Sao Paulo (SP), holder of ID no. 1.971.453-IFP/RJ, enrolled in the CPF/MF under nr. 041.895.317-15 ("CAS"); and

7. Marcel Herrmann Telles, Brazilian citizen, married, economist, residing in Sao Paulo (SP), holder of ID no. 02.347.932-2-IFP/RJ, enrolled in the CPF/MF under nr. 235.839.087-91 ("MHT").

With the acknowledgement and acceptance of:

1. S-BRACO Participacoes S.A. (formerly named 311 Participacoes S.A.), a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with head office at Av. Brigadeiro Faria Lima nr. 3729, 7th floor (part), Sao Paulo (SP), enrolled in the taxpayers' registry under number 03.980.209/0001-57 ("S-Braco" or the "Company");

2. Braco S.A., a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with head offices at Av. Brigadeiro Faria Lima nr. 3729, 7th floor (part), Sao Paulo (SP), enrolled in the taxpayers' registry under number 35.756.022/0001-60 ("Braco");

3. Empresa de Administracao e Participacoes S.A. - ECAP, a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with head offices at Av. Brigadeiro Faria Lima nr. 3729, 7th floor (part), Sao Paulo (SP), enrolled in the taxpayers' registry under number 27.098.946/0001-99 ("Ecap"); and

4. Companhia de Bebidas das Americas - AmBev, a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with head offices at Av. Maria Coelho Aguiar nr. 215,
     b. F, 6th floor, Sao Paulo (SP), enrolled in the taxpayers' registry under number 02.808.708/0001-07 ("AmBev").


A. RECITALS

I. LH1, LH2, SH and TH are each hereinafter referred to as "Holding" or as "Party".

II.  JPL, MHT and CAS are each hereinafter referred to as "Intervening Party".

III. S-Braco, Braco, Ecap and AmBev are each hereinafter referred to as "Acknowledging Party".

IV. Each direct descendent of JPL, MHT and CAS (e.g. children, grandchildren etc.) is hereinafter referred to as "Family Member".

V. LH1 and LH2 are companies controlled by JPL; SH is a company controlled by CAS; TH is a company controlled by MHT.


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                                                                             3

VI. The Holdings, in conjunction, directly control S-Braco, which, in turn, directly controls Braco. Braco directly, and indirectly through its subsidiary ECAP, holds a significant block of common and preferred shares in AmBev.

VII. In this Shareholders' Voting Rights Agreement and Other Covenants (the "Shareholders' Voting Rights Agreement"), any reference in the plural of a defined term which was originally expressed in the singular, as well as any reference in the singular of a defined term which was originally expressed in the plural, signifies only a quantitative modification and shall not be deemed to cause any change regarding the subject represented by the respective defined term.


B.   CAPITAL STRUCTURE OF S-BRACO


S-Braco's capital structure is, as of today, as follows:

                                  # Common              # Preferred                 # Total of       %
Shareholder                        Shares         %        Shares           %          Shares      Total

Santa Judith
Participacoes S.A.                384.959        25        149.621         50         534.580      29,07

Santa Irene
Participacoes S.A.                384.959        25        149.621          0         534.580      29,07

Santa Prudencia
Participacoes S.A.                384.959        25              0         50         384.959      20,93

Santa Estela
Participacoes S.A.                384.959        25              0          0         384.959      20,93

Jorge Paulo
Lemann                                  1         0              0          0               1          0

Carlos Alberto da
Veiga Sicupira                          1         0              0          0               1          0

Marcel Hermann
Telles                                  1         0              0          0               1          0

Paulo Alberto
Lemann                                  1         0              0          0               1          0

  Total                         1.539.840       100        299.242        100       1.839.082        100

C.   AMBEV'S CONTROL

On July 1st, 1999, Fundacao Antonio e Helena Zerrenner Instituicao Nacional de Beneficencia ("Fundacao Zerrenner"), Braco and Ecap, as well as AmBev, JPL, MHT and CAS, the latter four as intervening parties, entered into a shareholders' agreement with respect to the voting of shares of AmBev and the voting by AmBev of the shares of its subsidiaries, among other matters, which is attached hereto as Annex 1 (the "AmBev Shareholders' Agreement").


Now, therefore, the Parties have come to the following agreement:


1.   Purpose of this Shareholders' Voting Rights Agreement

The Parties intend to enter into this Shareholders' Voting Rights Agreement in order to govern their rights and obligations: (i) as holders of common ("ordinarias") and/or preferred ("preferenciais") shares issued by the Company and/or by its successors ("S-Braco Shares"); (ii) as direct and indirect holders of common and/or preferred shares issued by Braco and/or by its successors ("Braco Shares"); (iii) as direct and indirect holders of common and/or preferred shares issued by Ecap and/or by its successors ("Ecap Shares"); and (iv) as direct and indirect holders of common shares issued by AmBev and/or by its successors ("AmBev Shares").

For the avoidance of any doubt, this Shareholders' Voting Rights Agreement is not intended to, and does not, govern the Parties' rights and obligations as direct and/or indirect holders of any other non-voting security issued by the Company, Braco, Ecap or AmBev except for (a) any warrants which entitle the holder to subscribe for new common shares in AmBev (also included in the concept of AmBev Shares), (b) any and all non-voting quotas, preferred non-voting shares and/or other securities owned by the Parties issued by the Company or by any company or other type of institution controlled directly or indirectly by the Company, notably Braco, Ecap, AmBev and their respective subsidiaries and/or any successors of any of these companies or other types of institutions ("Controlled Companies"), which in the future may acquire voting rights, and (c) any other securities which entitle the holder to subscribe for new voting shares in the Company and/or in the Controlled Companies, which will be automatically included in the concept of, as the case may be, S-Braco Shares, Braco Shares, Ecap Shares and AmBev Shares, for the time such securities entitle the holder to subscribe for new voting shares in the Company and/or in the Controlled Companies, limited or not (e.g. as a result of a change in the applicable law or regulations, or of the non-payment of dividends, or otherwise).

Any future S-Braco Shares, Braco Shares, Ecap Shares and AmBev Shares directly or indirectly acquired by the Parties shall be forthwith subject to this Shareholders' Voting Rights Agreement.


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                                                                             5

2.   Compliance with this Shareholders' Voting Rights Agreement

Each Holding (and JPL, MHT and CAS) undertakes to exercise its influence in the Company and in the Controlled Companies, including any voting rights granted by all those companies' shares or quotas, as well as to cause its representatives in all those companies' board of directors ("Board") or Executive Committee ("Diretoria") to act and vote in such manner as to be, at all times, in full compliance with the terms of this Shareholders' Voting Rights Agreement.

Each of the Intervening Parties undertakes - individually and on behalf of their respective successors - to use its best efforts to cause (a) each Holding, the Company and the Controlled Companies to comply with the provisions of this Shareholders' Voting Rights Agreement and (b) the respective legal structures of the Parties, the Company and the Controlled Companies to be at all times in full compliance with the principles herein laid down.


3.   Representation on the Board of Directors of the Company

The Board of the Company shall consist of four members. Braco and Ecap shall not have a Board but only an Executive Committee of two to four members. Each block of voting shares representing 25% (twenty-five percent) of the voting capital stock of the Company shall entitle its owner(s), at all times, to designate (i) one member of the Board of the Company, (ii) one member of the Executive Committee of Braco, (iii) one member of the Executive Committee of Ecap and (iv) one member of the Board of AmBev and the respective alternate member.

The Parties shall appoint a higher number of individuals to function as Board members of AmBev if it proves to be necessary to maintain control over AmBev's Board, alone or in conjunction with Fundacao Zerrenner, in any case pursuant to the AmBev Shareholders' Agreement.

4.   Access to Information

Each Party, through the Board of Directors and/or Executive Committee member designated by it, shall be entitled to receive all information relating to the Company and to the Controlled Companies and to have access to the books and records of the Company and of the Controlled Companies on a reasonable basis.

The Holdings and all Intervening Parties, as well as all Acknowledging Parties to this Shareholders' Voting Rights Agreement, shall keep all non-publicly available information strictly confidential and shall abstain from disclosing any such information to any third parties.

5.   Unanimity for Certain Resolutions

Resolutions concerning the Company or the Controlled Companies relating to the following issues may only be approved by prior unanimous vote of the Parties, directly or through their appointed representatives pursuant to this Shareholders' Voting Rights Agreement. For such purpose, any of the Parties may call a meeting of the representatives of the other Parties ("Previous Meeting"), to be held no later than two business days prior to any executive committee meeting, board meeting, quotaholders' meeting, amendment to articles of association, shareholders' meeting and/or any other type of meeting (including, without limitation, previous meetings in relation to any Controlled Company), as the case may be, in which any of the following issues is or may become part of the agenda, in order to determine the uniform vote to be cast by all of the Parties, directly or through their appointed representatives, as the case may be, at said executive committee meetings, board meetings, quotaholders' meetings, amendments to articles of association, shareholders' meetings or other types of meetings. The Previous Meeting shall be held, unless otherwise agreed by the Parties, at the head office of the Company and shall be called by written notice no later than three business days before (x) the date scheduled for the Previous Meeting or (y) the date scheduled for the previous meeting provided in the AmBev Shareholders' Agreement, whichever comes first. If any of the Parties is absent from the Previous Meeting or abstains from voting, it shall be deemed to vote against the adoption of the resolution. Each of the Holdings undertakes to abide by the result of the Previous Meeting and to cause such result to be implemented at executive committee meetings, board meetings, quotaholders meetings, amendments to articles of association and shareholders' meetings of the Company and/or of any of the Controlled Companies, as the case may be. In order to avoid unnecessary holding of meetings, if (i) a Previous Meeting is required under this Section5 to consider any matter that is also a matter for which a previous meeting must be held in respect of any one or more Controlled Companies, (ii) the decision taken on the matter at the Previous Meeting will necessarily determine the decision to be taken at the Controlled Company previous meeting(s), by virtue of the shareholdings of the Company and (iii) the participants in the Previous Meeting and the Controlled Company previous meeting(s) are the same or have all been appointed, directly or indirectly, by the Parties or the Company, a single meeting shall be held and the decision taken at the Previous Meeting on the matter shall be deemed to have been adopted at the Controlled Company previous meeting(s) as well.

The following matters are covered by this Section 5:

     (a) Change of the corporate purpose of the Company and/or of any of the Controlled Companies (except and to the extent required by law);

     (b) The performance of any act or omission that causes an increase in the number of activities effectively carried out by AmBev, by any company or other type of institution that is directly or indirectly controlled by AmBev, or the successors of any of them ("AmBev Controlled Companies"), to include any operational activity other than the production, distribution and sale of beer, soft drinks, mineral water, other beverages and other related activities, even if such other operational activities are described in the By-laws of AmBev (a portion of which is attached hereto as Annex 2) and/or in the AmBev Shareholders' Agreement as forming part of their corporate purpose;

     (c) Authorization for acquisition of shares issued by the Company and/or by any of the Controlled Companies, to be held in treasury or canceled, as well as authorization for the subsequent disposition of shares eventually held in treasury;

     (d) The performance of any act or omission, including (i) the alienation, assignment, transfer, encumbrance or disposition, by any means, of shares or quotas in the Controlled Companies, except for 1 (one) qualifying share to the board members or representatives of any of the Controlled Companies, if necessary; (ii) the alienation, assignment, waiver, transfer, encumbrance or disposition, by any means, of rights to subscribe for or acquire shares or quotas in any Controlled Company; or
     (iii) mergers, amalgamations, split-ups, spin-offs or any other form of corporate restructuring involving any of the Controlled Companies that may result in the loss by the Company of direct or indirect control, alone or together with Fundacao Zerrenner, over AmBev or any of the AmBev Controlled Companies;

     (e) Amalgamation, split-up or spin-off of the Company, merger of another company or a portion of the assets and liabilities of another company into the Company or merger of the Company into any other company;

     (f) Nomination of the chief executive officer of AmBev, if the proposed individual has not acted in the past as an officer of AmBev for a period of at least 5 (five) years;

     (g) Alienation, assignment, transfer, encumbrance or disposition, by any means, of proprietary rights in any of AmBev's and/or any of AmBev Controlled Companies' brands (including licenses to use such brands);

     (h) Approval of the policy for variable remuneration for employees and managers of the Company and/or of any of the Controlled Companies and/or changes in such policy (including stock option plans);

     (i) Change in the following policies of the Company and/or of any of the Controlled Companies:

          (A) as to the Company, Braco and Ecap, they shall distribute 100% (one hundred percent) of any proceeds received, directly or indirectly, from AmBev after:

                (i) deducting its operational expenses;

               (ii) provisions for contingencies, tax and other liabilities and/or legally required reserves have been made;

              (iii) the respective company's outstanding and payable
                    financial obligations for the following fiscal year have been funded (i.e. through a cash reserve); and

               (iv) 20% (twenty percent) of the cash available after expenses, provisions and debt according to (i) through (iii) above has been used in order to create an additional cash reserve; provided, however, that such additional cash reserve shall not exceed an amount equal to twice the average of the total amount of dividends distributed by the respective company in the 3 (three) years immediately preceding calculation and shall be used to provide an exceptional dividend for years in which the respective company has not had a positive net income.

          (B) as to AmBev, AmBev shall pursue a dividend policy appropriate for a publicly listed corporation which shall include the distribution of a minimum dividend of 27.5% (twenty-seven and one-half percent) of the preceding year's net income.


     (j) Liquidation, dissolution, filing for bankruptcy or concordata of the Company and/or of any of the Controlled Companies;


     (k) Change in the by-laws of the Company and/or of any of the Controlled Companies with respect to (i) any provisions that determine the manner of nominating the representatives of the Company and/or of any of the Controlled Companies at previous meetings, board of directors' meetings, shareholders' meetings, quotaholders' meetings and/or in amendments to articles of association, of their respective controlled companies and/or successors of their controlled companies, as well as in any act executed by the Company and/or by any of the

     Controlled Companies in their capacity as partner, shareholder, quotaholder, consortium member or holder of any participation or economic or institutional interest in other companies, institutions or undertakings, (ii) any provisions related to majorities, attributions and other matters that affect the procedures for determining the vote to be cast by the Company and/or by any of the Controlled Companies, or by their respective representatives, at previous meetings, board of directors' meetings, shareholders' meetings, quotaholders' meetings and/or amendments to articles of association of their respective controlled companies and/or successors of their controlled companies, as well as in any act executed by the Company and/or by any of the Controlled Companies in their capacity as partner, shareholder, quotaholder, consortium member or holder of any participation or economic or institutional interest in other companies, institutions or undertakings and (iii) any other provisions that have, as a direct or indirect consequence, the effects referred to in (i) and (ii) above;

     (l) Change in the term of duration of the Company and/or of any of the Controlled Companies;

     (m) Creation or issue of securities that (i) are convertible or exchangeable into shares, quotas or other securities in the Company and/or in any of the Controlled Companies, or(ii) confer the right to subscribe for such shares, quotas or other securities;

     (n) Change in the structure of corporate bodies of the Company and/or of any of the Controlled Companies, including any change in the number of members of the Executive Committee (Diretoria) and the Board of Directors, if a Board of Directors exists;

     (o) Capital reduction of the Company and/or of any of the Controlled Companies, provided that a reduction to set off any accumulated losses shall be deemed not to be a capital reduction;

     (p) Listing or delisting the Company and/or any of the Controlled Companies for public trading of shares with the Brazilian Securities Exchange Commission ("Comissao de Valores Mobiliarios") or any other similar agency;

     (q) Acquisition, alienation, assignment, transfer, encumbrance or disposition of real estate, for any reason, by the Company and/or by any of the Controlled Companies, as well as any grant, by any of such entities, of security or guarantees of any nature for their own or third parties' obligations in any amount, including without limitation, the grant of personal guarantees such as aval and fianca;

     (r) Assumption of any financings or loans, or any other transaction that results in the creation of indebtedness in any amount for the Company and/or for any of the Controlled Companies;

     (s) The entering into, change to, or termination of, any contract, agreement or transaction of any nature related to the Company and/or any of the Controlled Companies that, in a single transaction or series of related transactions carried out over a period of 12 (twelve) successive months, involves a total amount greater than 1% (one percent) of the net worth of the entity in question;

     (t) The entering into, change to, or termination of, any contract, agreement or transaction of any nature between the Company, on one side, and, on the other, (i) any of the Controlled Companies; or (ii) any company(ies), other type(s) of institution or individual(s) that, directly or indirectly, control(s) the Company; or (iii) any company or other type of institution that is directly or indirectly controlled by the same company(ies), other type(s) of institution or individual(s) that control(s) the Company; or (iv) any family member(s) of individual(s) who control(s) the Company, or any company(ies) or other type(s) of institutios) controlled, directly or indirectly, by such family member(s).

     (u) The entering into, change to, or termination of, any contract, agreement or transaction of any nature between any of the Controlled Companies, on one side, and, on the other, (i) any company or other type of institution that is directly or indirectly controlled by the Controlled Company in question; or (ii) any company or other type of institution that directly or indirectly controls or participates in the control of the Controlled Company in question; or (iii) any company or other type of institution that is directly or indirectly controlled by the same company(ies) and/or other type(s) of institution that control(s) the Controlled Company in question;

     (v) Nomination of the Officer(s) or representative(s) who shall represent the Company and/or any of the Controlled Companies (i) at shareholder's meetings, quotaholder's meetings and/or in amendments to the articles of association of any of its respective controlled companies and/or the successors of such controlled companies, as well as (ii) in any other act or instrument executed by the Company and/or by any of the Controlled Companies in their capacity as partner, shareholder, quotaholder, consortium member or holder of any participation or economic or institutional interest in other companies, institutions or undertakings;

     (w) Participation by the Company and/or by any of the Controlled Companies in other new or existing companies, institutions or undertakings in Brazil or abroad, as partner, shareholder, quotaholder, consortium member or holder of any participation or economic or institutional interest, including participation in shareholders' agreements, quotaholders' agreements, consortia, joint ventures, investment agreements or any other type of agreement of association and/or institutional participation;

     (x) any extension or any kind of modification to the term of the AmBev Shareholders' Agreement;

     (y) the exercise, failure to exercise, waiver or performance of any other act or omission in respect of the right of first refusal and/or the purchase and sale option related to AmBev shares (according to Clauses VI and VII of the AmBev Shareholders' Agreement); and

     (z) without prejudice to any of the matters listed above, any decision in respect of any of the matters listed in article 136 of Law nr. 6.404/76 in relation to the Company and/or to any of the Controlled Companies, as well as any transaction that may give the shareholders of such companies the right to exercise appraisal rights (direito de recesso) within the terms of applicable legislation.

6.   Deadlocks

In the event of a deadlock relating to this Shareholders' Voting Rights Agreement (excluding resolutions to be taken by unanimous vote under Section 5 above in relation to which this Section shall not apply and a dissenting vote shall prevent the adoption of the resolution as provided in such Section 5), JPL, CAS or MHT, as the controlling shareholders of the Holdings, shall have a binding personal casting vote in order to resolve the deadlock immediately. The casting vote shall be exercised in turns by each of JPL, CAS and MHT by order of the most senior individual alive (i.e. the first casting voteshall be exercised by JPL, the second by CAS, the third by MHT, the fourth by JPL, etc). Such right shall terminate upon the 75th (seventy-fifth) birthday of JPL, CAS or MHT, respectively. Such right shall not be transmitted to any successor by inheritance or otherwise and shall remain in effect so long as at least one of JPL, CAS and MHT are alive and less than 75 (seventy-five) years of age.

Issues that are resolved by the exercise of this deadlock provision may only be brought again for resolution pursuant to this Section after a period of 2
(two) years.

7.   Holding and Purchase of Shares

Each Party (and JPL, CAS and MHT) covenant and agree and shall procure and ensure that:

     a) JPL, MHT and CAS and their respective Family Members shall not hold, directly or indirectly, any S-Braco Shares, Braco Shares or Ecap Shares other than through their respective Holdings (except for qualifying shares required for board members).

     b) The Parties (and JPL, CAS and MHT and their respective Family Members) shall not hold, directly or indirectly, any AmBev Shares other than through the Company, Braco and Ecap, except for one AmBev Share which may be required for the Parties' representatives and transferred to them on a fiduciary basis for the Parties to be represented at the Board of AmBev (provided that preferably this qualifying share shall be a non-voting share).

     c) The Company shall have an irrevocable and evergreen purchase option ("call option") over any current and future AmBev Shares held directly or indirectly, other than through the Company, Braco or Ecap, by any of the Parties (or by JPL, CAS and MHT) or by any Family Member or by a legal entity controlled by one or several such parties. The exercise price of the call option, in cash, shall be the higher of either (i) the market value at the time the call option is exercised or (ii) the actual price paid for the acquisition of such AmBev Shares by the respective holder, adjusted for inflation according to the IGP-M (Indice Geral de Precos de Mercado) rate, or such other index as may replace it, applied on a pro rata temporis basis. Furthermore, the parties against whom the Company has a call option shall immediately inform the Company of any AmBev Shares held directly or indirectly and offer such AmBev Shares to the Company for purchase.

     d) The Parties (and JPL, CAS and MHT) hereby irrevocably assign to the Company any current and future rights to purchase or subscribe for any Braco Shares, ECAP Shares or AmBev Shares offered thereto by any other shareholder of AmBev, Braco or Ecap.

8.   No Pledging of Shares etc.

(a) The Parties shall not in any way give in fiduciary disposition (alienacao fiduciaria), pledge or otherwise encumber to any third party, including without limitation the Parties, or otherwise dispose of AmBev Shares, Ecap Shares, Braco Shares, S-Braco Shares or of shares/quotas in the

Controlled Companies, as security for the obligations of third parties or under any other arrangement that could result, legally or economically, in the transfer of ownership of or control resulting from such shares/quotas to any third party.

(b) The Parties shall not grant any usufruto or fideicomisso over the AmBev Shares, Braco Shares, Ecap Shares, S-Braco Shares, or over the Controlled Companies' shares or quotas.

(c) The by-laws of each of the Company and the Controlled Companies shall provide for a duty of the officers and the Company itself as well as the Controlled Companies to abstain from registering any transaction against the provisions of this Section.

9.   Legal Successors of the Parties Hereto

This Shareholders' Voting Rights Agreement shall not be terminated upon death of any individual who is a party or intervening hereto; rather, the rights and obligations of JPL, CAS and MHT under this Shareholders' Voting Rights Agreement, except for the rights to cast a binding vote pursuant to Section 6, shall be binding upon and benefit their respective Family Members. Any other legal successor of JPL, CAS or MHT or of the Family Members or any other third party which may, without violation of the terms of this Shareholders' Voting Rights Agreement, receive, directly or indirectly, the S-Braco's or its successors' shares or quotas by operation of law or by last will (legacies by testament), shall not benefit from the terms hereof, unless the remaining Parties shall decide by simple majority whether or not the respective legal successor or third party shall effectively become a party to this Shareholders' Voting Rights Agreement. In this case, the respective legal successor or third party shall declare in writing, prior to the transfer of S-Braco's or its successors' shares, that he(she) irrevocably and unconditionally agrees to be bound by all obligations contained in this Shareholders' Voting Rights Agreement and that he(she) shall comply with all the terms of this Shareholders' Voting Rights Agreement.

10.  Conciliation Procedure

If a dispute arises in connection with this Shareholders' Voting Rights Agreement (and without prejudice to the deadlock procedure provided in Section
6), any Party may invoke the conciliation procedure set forth below by providing written demand for resolution to the other Parties describing the nature of such dispute in reasonable detail, provided that the conciliation procedure may not be invoked to overrule or change the vote of any of the Parties in relation to any matter subject to the unanimous vote provision of
Section 5 above.

A meeting of the senior management of the Parties shall be scheduled to attempt to resolve such disagreements within 20 (twenty) days as of the receipt of the demand for resolution. At such meeting, the Parties shall conduct friendly deliberations with the goal of resolving the dispute. This meeting shall be held in the head offices of the Company.

If the dispute is not resolved within 30 (thirty) days as of the date of the first meeting of the Parties, the Parties shall jointly nominate an independent and neutral mediator who shall submit, within 30 (thirty) days, a non-binding proposal to resolve the dispute.

The Parties acknowledge that refusal to participate in the conciliation procedure described above may be construed as evidence of bad faith in connection with the dispute at issue.

11.  Governing Law

This Shareholders' Voting Rights Agreement shall be construed in accordance with and governed by the laws of the Federative Republic of Brazil, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Federative Republic of Brazil or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than those of the Federative Republic of Brazil.

12.  Arbitration

Any dispute arising under this Shareholders' Voting Rights Agreement among the Parties hereto or related thereto and not settled in accordance with the conciliation procedure set forth in Section 10 shall be finally settled by arbitration, provided that this reference to arbitration shall not be understood as a limitation to the use of deadlock resolution procedure set forth in Section 6 hereof or in order to review, overrule or change the vote of any of the Parties in relation to any matter subject to the unanimous vote provision of Section 5 above. All disputes arising under the terms of or in connection with this Shareholders' Voting Rights Agreement shall be resolved exclusively as follows: first, the Conciliation Procedure set forth in Section 10 shall be carried out. If the disagreements cannot be resolved by the Conciliation Procedure within 90 (ninety) days from the date any Party made a written demand for resolution, a binding arbitration shall be held. The Rules of Arbitration of the International Chamber of Commerce ("ICC"), as amended from time to time, shall apply in any arbitration held pursuant to this Shareholders' Voting Rights Agreement, except to the extent that the said rules have been expressly modified by this Shareholders' Voting Rights Agreement. The proceedings shall be held in Zurich in the English language, administered by the ICC. As a minimum set of rules in the arbitration the Parties agree as follows:

     1. The arbitration shall be held by a single arbitrator mutually acceptable to all parties. If the parties cannot agree on a single arbitrator within 30 (thirty) days from the date written demand for arbitration is made, three arbitrators shall be appointed according to the Rules of Arbitration of the ICC, as amended from time to time (including without limitation the multi-party arbitration provisions). The plaintiff party (or parties), on the one hand, and the defendant party (or parties), on the other hand, shall each appoint one arbitrator. If either party fails so to appoint its arbitrator, then the arbitrator for such party shall be appointed by the ICC. The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator. If the first two arbitrators appointed fail to appoint a third arbitrator then the ICC shall appoint the third arbitrator. The third arbitrator shall act as a chair of the tribunal. The arbitrators shall be knowledgeable regarding international business transactions and no arbitrator shall be domiciled or resident in Brazil or admitted to the Bar (Ordem dos Advogados do Brasil) in Brazil.

     2. The parties shall equally bear the costs and fees of the arbitration and each party shall bear its own legal expenses incurred in the conduct of the arbitration, unless the arbitral decision holds that one of the parties is liable to pay expenses incurred by the other party in the conduct of the arbitration, including reasonable attorneys' fees, costs and other expenses in connection with the damages for which the party is found liable.

     3. Any award shall be final and binding, and shall not be subject to appeal or review in any forum. Each party agrees to submit to the jurisdiction of state and federal courts located in Sao Paulo, Brazil for purposes of the enforcement of any such decision, award, order or judgment.

     4. Any arbitration proceeding hereunder shall be conducted on a confidential basis.

     5. The duty of the parties to arbitrate any dispute within the scope of this Shareholders' Voting Rights Agreement shall survive the expiration or termination of this Shareholders' Voting Rights Agreement for any reason. The discretion of the arbitrator(s) in setting out the terms of his(their) decision shall be limited as stated in this Section and shall include money damages and specific performance under the express terms of this Shareholders' Voting Rights Agreement.

13.  Term and Termination

This Shareholders' Voting Rights Agreement is in force and effect as of the date of its execution and shall continue to be in force and effect for the term of corporate existence of the Company or its legal successor, or for 99 (ninety-nine) years, whichever comes first.

Upon completion of the transfer of all of S-Braco Shares by any of the Parties, such transferring Party shall immediately be excluded from this Shareholders' Voting Rights Agreement, which shall immediately terminate in relation to such transferring Party, except for the provisions set forth in
Section 12 and in Section 15(c) below which shall survive the termination for any reason of this Shareholders' Voting Rights Agreement.

14.  Intervening Parties

The Intervening Parties JPL, CAS and MHT execute this Shareholders' Voting Rights Agreement, in their capacity as controlling shareholders of the Parties, for the purpose of manifesting their consent to the obligations expressly assumed by them and the rights expressly conferred upon them under this Shareholders' Voting Rights Agreement.


15.  Final Provisions

(a) AmBev Shareholders' Agreement. The terms and conditions of this Shareholders' Voting Rights Agreement are subordinated to and subject to any rights granted to other parties of the AmBev Shareholders' Agreement.

(b) Severability. The provisions of this Shareholders' Voting Rights Agreement are several and the unenforceability of any provision of this Shareholders' Voting Rights Agreement shall not affect the enforceability of any other provision hereof. In addition, in the event any provision of this Shareholders' Voting Rights Agreement (or a portion thereof) is determined to be unenforceable by an arbitral award obtained pursuant to Section 12 or by a court of competent jurisdiction, it is the mutual agreement of the Parties that such provision shall be construed in a manner designed to reach the purpose of such unenforceable provision to the maximum extent enforceable under applicable law. If such construction is not possible, the parties undertake, to the extent reasonably possible, to modify such provision (or a portion thereof) in order to implement its purposes as fully as possible.

(c) Entire Agreement. This Shareholders' Voting Rights Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings with respect thereto, all of which are hereby automatically terminated in their entirety and of no further force or effect without any action by the parties thereto.

(d) Confidentiality. The Parties agree to keep the existence of this Shareholders' Voting Rights Agreement and all of its terms and conditions strictly confidential and not to disclose this

Shareholders' Voting Rights Agreement and its terms and conditions to any third parties, unless (i) compelled to do so by force of law and to the extent such disclosure is strictly necessary under applicable law or (ii) to any prospective investor and to the binding effect in relation to any new shareholder, pursuant to Section 9.

(e) Registration. This Shareholders' Voting Rights Agreement will be filed with the Company, pursuant to article 118 of the Brazilian Corporate Law and each share registration shall include a legend substantially as follows: "The shares referred to in this registration and the exercise of voting rights are subject to a Shareholders' Voting Rights Agreement dated as of August 30, 2002.

(f) Specific Performance. This Shareholders' Voting Rights Agreement shall have specific performance pursuant to article 118 of Law no. 6,404/76, as amended from time to time, and to articles 461, 639 and following of the Code of Civil Procedure. The arbitral award provided for in Section 12 shall also have specific performance.

(g) Amendments, Waivers. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof except as explicitly provided herein, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any provision of this Shareholders' Voting Rights Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Shareholders' Voting Rights Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. Any amendment to this Shareholders' Voting Rights Agreement shall only be valid if dated subsequent to the date of execution of this Shareholders' Voting Rights Agreement.

(h) Language: In case of inconsistencies between the English version and the Portuguese version of this Shareholders' Voting Rights Agreement, the English version shall prevail.

(i) Notices: All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by facsimile transmission (confirmed by the sender by mail) to the respective parties as follows:

         If to Santa Judith Participacoes S.A.:

         Av. Brigadeiro Faria Lima no. 3729 - 7o andar (parte)
         Sao Paulo - SP
         Brasil - CEP: 04538-905
         Fax: 011-3049-5559

         Att: Sr. Jorge Paulo Lemann

         If to Santa Irene Participacoes S.A.:

         Av. Brigadeiro Faria Lima no. 3729 - 7o andar (parte)
         Sao Paulo - SP
         Brasil - CEP: 04538-905
         Fax: 011-3049-5559

         Att.: Sr. Jorge Paulo Lemann


         If to Santa Prudencia Participacoes S.A.:

         Av. Brigadeiro Faria Lima no. 3729 - 7o andar (parte)
         Sao Paulo - SP
         Brasil - CEP: 04538-905
         Fax: 011-3049-5559

         Att.: Sr. Marcel Herrmann Telles

         If to Santa Estela Participacoes S.A.:

         Av. Brigadeiro Faria Lima no. 3729 - 7o andar (parte)
         Sao Paulo - SP
         Brasil - CEP: 04538-905
         Fax: 011-3049-5559

         Att.: Sr. Carlos Alberto da Veiga Sicupira


         If to Jorge Paulo Leman:

         Av. Brigadeiro Faria Lima no. 3729 - 7o andar (parte)
         Sao Paulo - SP
         Brasil - CEP: 04538-905
         Fax: 011-3049-5559

         If to Carlos Alberto da Veiga Sicupira:

         Av. Brigadeiro Faria Lima no. 3729 - 7o andar (parte)
         Sao Paulo - SP
         Brasil - CEP: 04538-905
         Fax: 011-3049-5559

         If to Marcel Herrmann Telles:

         Av. Brigadeiro Faria Lima no. 3729 - 7o andar (parte)
         Sao Paulo - SP
         Brasil - CEP: 04538-905
         Fax: 011-3049-5559


          or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

IN WITNESS WHEREOF, the Parties hereto have executed this Shareholders' Voting Rights Agreement as of August 30, 2002.

Signatures:

Santa Judith Participacoes S.A.
                                             /s/ Jorge Paulo Lemann
                                         -----------------------------------


Santa Prudencia Participacoes S.A.          /s/ Marcel Herrman Telles
                                         -----------------------------------


Santa Irene Participacoes S.A.              /s/ Jorge Paulo Lemann
                                         -----------------------------------

                                                                            20

SECOND SIGNATURE PAGE OF THE S-BRACO PARTICIPACOES S.A. SHAREHOLDERS' VOTING
RIGHTS AGREEMENT AND OTHER COVENANTS, DATED AS OF AUGUST 30, 2002.
Santa Estela Participacoes S.A.                 /s/ Carlos Alberto da Veiga Sicupira
                                             ---------------------------------------

Jorge Paulo Lemann                              /s/ Jorge Paulo Lemann
                                             ---------------------------------------

Carlos Alberto da Veiga Sicupira                /s/ Carlos Alberto da Veiga Sicupira
                                             ---------------------------------------

Marcel Herrmann Telles                          /s/ Marcel Herrmann Telles
                                             ---------------------------------------

Agreed and accepted:
S-BRACO Participacoes S.A.
                                                /s/ Jorge Paulo Lemann                    /s/ Roberto Moses Thompson Motta
                                             ---------------------------------------   ---------------------------------------

Braco S.A.                                      /s/ Jorge Paulo Lemann                    /s/ Roberto Moses Thompson Motta
                                             ---------------------------------------   ---------------------------------------

Empresa de Administracao e Participacoes S.A.
                                                /s/ Jorge Paulo Lemann                    /s/ Roberto Moses Thompson Motta
                                             ---------------------------------------   ---------------------------------------

Companhia de Bebidas das Americas - AmBev
                                                /s/ Luis Felipe Pedreira Dutra Leite      /s/ Carlos Alves de Brito
                                             ---------------------------------------   ---------------------------------------


Witness:                                     Witness:

    /s/ Marcio Aparecido Alves Correa            /s/ Tatiana Buzalaf de Andrade e Silva
-------------------------------------         -----------------------------------------
Name:   Marcio Aparecido Alves Correa        Name:   Tatiana Buzalaf de Andrade e Silva
ID No.: R.G.14.114.166                       ID No.: R.G.6.122.637-0 SSP/PR

List of Annexes:

Annex 1: AmBev Shareholders' Agreement (incorporated by reference to Exhibit A to Amendment No. 1 to Schedule 13D relating to AmBev, filed on October 27, 2000 by Fundacao Antonio e Helena Zerrenner Instituicao Nacional de Beneficencia, Braco and Ecap).

Annex 2: Provisions of the by-laws of AmBev related to is corporate purpose.

Annex 3: Joinder Agreement

                            Annex 2 - AmBev By-Laws

The objective of the Company shall be, either directly or through participation in other business associations:

     a) to produce and commercialize beer, concentrates, soft drinks, and other beverages;

     b) to produce and commercialize raw materials necessary for the manufacture of beverages and their by-products, including malt, barley, ice, carbon gas, as well as apparatuses, machines, equipment, and all else necessary or useful for the activities listed in item "a" above;

     c) to package and handle any of its products, or those of third parties;

     d) to cultivate and fund agricultural activities for the production of cereals and fruits that constitute raw material for use in the manufacturing activities of the Company, as well as in other sectors demanding a maximum dynamic in the exploitation of the virtual resources of the Brazilian soil, mainly as regards food and health;

     e) to process, purge, engage in other phytosanitary services, and manufacture the products resulting from the activities listed in item "d" above, be it to service the needs of its own manufacturing process, or be it for the commercialization of its by-products;

     f) to advertise its products and those of third parties and to commercialize promotion and advertising material;

     g) to render technical, marketing, and management assistance services, as well as other assistance services related directly or indirectly toe the main activities of the Company;

     h) to import all that is necessary for its manufacturing and commercialization process;

     i)   to export is products;

     j) to operate, either directly and indirectly, bars, restaurants, luncheonettes and the like; and

     k) to contract the sale and/or distribution of its products and of those of its controlled companies, either directly or through third parties, to use whatever means of transportation are necessary to distribute its products, by-products and accessories, and to adopt any system or directive that, at the discretion of the Board of Directors, is conducive to the intended objectives.

     Sole Paragraph - In addition to the stipulations contained in the heading of this Article, the Company may participate in or become associated with other business associations, whether commercial or civil, as a partner, shareholder or quota holder, in the country or abroad.

                                    Annex 3
    Instrument of Adherence to the Companhia de Bedidas da Americas - AmBev
                           Shareholders' Agreement

     Entered into by and between:

     1. Santa Judith Participacoes S.A. (formerly 312 Participacoes S.A.), a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with its head office at Av. Brigadeiro Faria Lima no. 3729, 7th floor (part), in the City and State of Sao Paulo, enrolled in the taxpayers' register (CNPJ) under no. 03.970.207/0001-87 ("LH1");

     2. Santa Irene Participacoes S.A. (formerly 323 Participacoes S.A.), a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with its head office at Av. Brigadeiro Faria Lima no. 3729, 7th floor (part), in the City and State of Sao Paulo, enrolled in the taxpayers' register (CNPJ) under no. 04.001.357/0001-45 ("LH2");

     3. Santa Estela Participacoes S.A. (formerly 328 Participacoes S.A.), a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with its head office at Av. Brigadeiro Faria Lima no. 3729, 7th floor (part), in the City and State of Sao Paulo, enrolled in the taxpayers' register (CNPJ) under no. 04.007.374/0001-90 ("SH");

     4. Santa Prudencia Participacoes S.A. (formerly 327 Participacoes S.A.), a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with its head office at Av. Brigadeiro Faria Lima no. 3729, 7th floor (part), in the City and State of Sao Paulo, enrolled in the taxpayers' register (CNPJ) under no. 04.006.973/0001-99 ("TH"); and

     5. S-BRACO Participacoes S.A. (formerly 311 Participacoes S.A.), a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with its head office at Av. Brigadeiro Faria Lima no. 3729, 7th floor (part), in the City and State of Sao Paulo, enrolled in the taxpayers' register (CNPJ) under no. 03.980.209/0001-57 ("S-Braco"),

     LH1, LH2, SH TH and S-BRACO hereafter referred to collectively as "Parties" and individually as a "Party";

     And, as consenting intervening parties ,

     Fundacao Antonio e Helena Zerrenner Instituicao Nacional de Beneficencia, with its head office in the City of Sao Paulo, State of Sao Paulo, at Rua Vergueiro no. 17, formerly no. 1, enrolled in the taxpayers' register
     (CNPJ) under no. 60.480.480/0001-67, represented herein in accordance with its bylaws ("FZ"), and

     Companhia de Bebidas das Americas - AmBev, a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with its head office at Av. Maria Coelho Aguiar no. 215, block F, 6th floor, in the City and State of Sao Paulo, enrolled in the taxpayers' register (CNPJ) under no. 02.808.708/0001-07 ("AmBev").

     Whereas

     I - On July 1, 1999, FZ, Braco S.A., a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with its head office at Av. Brigadeiro Faria Lima no. 3729, 7th floor
     (part), in the City and State of Sao Paulo, enrolled in the taxpayers' register (CNPJ) under no. 35.756.022/0001-60 ("Braco"), and Empresa de Administracao e Participacoes S.A. - ECAP, a corporation duly incorporated and validly existing under the laws of the Federative Republic of Brazil, with its head office at Av. Brigadeiro Faria Lima no. 3729, 7th floor (part), in the City and State of Sao Paulo, enrolled in the taxpayers' register (CNPJ) under no. 27.098.946/0001-99 ("Ecap"), in their capacity as shareholders of AmBev, entered into a shareholders' agreement that deals with, among other matters, voting rights in AmBev and AmBev's voting rights in its controlled companies ("AmBev Shareholders' Agreement);

     II - In addition to AmBev, there appear in the AmBev Shareholders' Agreement, as consenting intervening parties, Jorge Paulo Lemann, Brazilian citizen, married, economist, residing in the City and State of Sao Paulo, holder of identity card no. 1.566.020-IFP/RJ and enrolled in the taxpayers' register (CPF/MF) under no. 005.392.877-68 ("JPL"), Marcel Herrmann Telles, Brazilian citizen, married, economist, residing in the City and State of Sao Paulo, holder of identity card no. 02.347.932-2-IFP/RJ and enrolled in the taxpayers' register (CPF/MF) under no. 235.839.087-91 ("MHT") and Carlos Alberto da Veiga Sicupira, Brazilian citizen, married, business manager, residing in the City and State of Sao Paulo, holder of identity card no. 1.971.453-IFP/RJ, enrolled in the taxpayers' register (CPF/MF) under no. 041.895.317-15 ("CAS"), all of whom are referred to in the AmBev Shareholders' Agreement as "Braco Controllers" (Controladores Braco);

     III - As FZ is aware: (i) JPL transferred his shareholding in Braco to S-Braco and simultaneously transferred his shareholding in S-Braco in equal parts to LH1 and LH2; (ii) CAS transferred his shareholding in Braco to S-Braco and simultaneously transferred his shareholding in S-Braco to SH; and (iii) MHT transferred his shareholding in Braco to S-Braco and simultaneously transferred his shareholding in S-Braco to TH;

     IV - The transfers of JPL's, CAS's and MHT's shareholdings in Braco, referred to above, did not change in any respect ultimate control of Braco, which continues to be exercised, indirectly, by JPL, CAS and MHT;

     V - Section 6.6.5 of the AmBev Shareholders' Agreement provides that in the event of division between the Braco Controllers (and/or their successors) of the shareholdings held by them directly or indirectly in Braco and/or Ecap, by reason of corporate split or other form of corporate reorganization, the provisions of section 6.6 to 6.6.4 of the AmBev Shareholders' Agreement shall apply;

     VI - Among the above-mentioned provisions, section 6.6.2 of the AmBev Shareholders' Agreement establishes, as a condition to the effectiveness of any Transfer of Shares (Alienacao de Acoes), that the Acquiror (Adquirente) must first execute an instrument for the purpose of adhering to the AmBev Shareholders' Agreement, undertaking irreversibly and irrevocably to comply unconditionally with all its terms and provisions including, without limitation, the right of first refusal established in
     Section VI of the AmBev Shareholders' Agreement;

     VII - LH1, LH2, SH, TH and S-Braco wish to adhere to the AmBev Shareholders' Agreement and undertake, irreversibly and irrevocably, to comply unconditionally with all its terms and provisions including, without limitation, the right of first refusal established in Section VI of the AmBev Shareholders' Agreement,

     Now therefore the Parties have entered into this Instrument of Adherence to the AmBev Shareholders' Agreement ("Instrument of Adherence"), in accordance with the following provisions:

     1.1 - Terms defined in the AmBev Shareholders' Agreement shall have the same meaning in this Instrument of Adherence, without prejudice to such other definitions as may be established herein.

     1.2 - By this instrument, the Parties adhere to the AmBev Shareholders' Agreement, undertaking irreversibly and irrevocably to comply unconditionally with all its terms and provisions including, without limitation, the right of first refusal established in Section VI of the AmBev Shareholders' Agreement.

     1.3 - The consenting intervening parties execute this instrument to manifest, irreversibly and irrevocably, their consent to the entire tenor of this instrument and in particular the transfer to S-Braco of the shareholdings held by the Braco Controllers in Braco.

     And having so agreed, the parties and consenting intervening parties have executed this instrument in 6 (six) counterparts of equal form and content, in the presence of the undersigned witnesses.

     Sao Paulo, August 30, 2002



     /s/ Jorge Paulo Lemann                  /s/ Jorge Paulo Lemann

     Santa Judith Participacoes S.A.         Santa Irene Participacoes S.A.

     /s/ Carlos Alberto da Veiga Sicupira    /s/ Marcel Herrmann Telles

     Santa Estela Participacoes S.A.         Santa Prudencia Participacoes S.A.

     /s/ Jorge Paulo Lemann   /s/ Roberto Moses Thompson Motta

     S-BRACO Participacoes S.A.

   Second Signature Page of the Instrument of Adherence to the Companhia de
              Bedidas da Americas - AmBev Shareholders' Agreement

     /s/ Roberto Herbster Gusmao  /s/ Victorio Carlos de Marchi

     Fundacao Antonio e Helena Zerrenner Instituicao Nacional de Beneficencia

     /s/ Marcel Herrmann Telles  /s/ Luis Felipe Pedreira Dutra Leite

     Companhia de Bebidas das Americas - AmBev



Witness:                                     Witness:

    /s/ Marcio Aparecido Alves Correa            /s/ Tatiana Buzalaf de Andrade e Silva
-------------------------------------         -----------------------------------------
Name:   Marcio Aparecido Alves Correa        Name:   Tatiana Buzalaf de Andrade e Silva
ID No.: R.G.14.114.166                       ID No.: R.G.6.122.637-0 SSP/PR